Exhibit 99.1

       Ultralife Batteries Notified that BA-5347 Contract Protest Denied;
            Government Reaffirms Company's Win of $15 Million Award


    NEWARK, N.Y.--(BUSINESS WIRE)--Aug. 11, 2005--Ultralife Batteries, Inc., (NASDAQ: ULBI) was notified by the U.S. Department of Defense on August 10 that, following a formal review process, the protest filed on March 14 by a U.S.-based battery assembly company claiming that the BA-5347/U battery contract was improperly awarded, has been denied by the Government. Ultralife still expects to complete the qualification process for this battery before the end of 2005, after which it will begin production shipments.
    In February 2005 Ultralife announced that the U.S. Defense Department awarded it the 60 percent portion of the BA-5347 battery five-year production contract, which could reach a maximum value of $15 million.
    Ultralife's BA-5347/U is an 11 ampere-hour, 6-volt non-rechargeable lithium-manganese dioxide battery used to power the AN/PAS-13 Thermal Weapon Sight (TWS). Used on rifles and other small arms and versatile enough to be used for other applications such as surveillance and shoulder-launched missiles, the thermal sight, also selected for the Army's Land Warrior program, can be used to see in darkness, adverse weather and through battlefield smoke and dust.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified.

    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays.
    Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.
    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.



    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com